AMENDMENT TO
                  INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

Part Two: COMPENSATION TO INVESTMENT MANAGER, paragraph (1)(a)(i), of the Investment Management and Services Agreement between Growth Trust on behalf of Growth Portfolio and Growth Trends Portfolio and American Express Financial Corporation dated July 1, 1999, is modified as follows. All other provisions of the agreement remain in full force and effect.

         (1)(a)(i) The asset charge for each calendar day of each year shall be equal to the total of 1/365th (1/366th in each leap year) of the amount computed in accordance with paragraph (ii) below. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. Net assets as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                                                     GROWTH TRUST
                                                        Growth Portfolio
                                                        Growth Trends Portfolio

                                                     By: /s/ Leslie L. Ogg
                                                         -----------------------
                                                             Leslie L. Ogg
                                                             Vice President


                                                     AMERICAN EXPRESS FINANCIAL
                                                     CORPORATION


                                                     By: /s/ Paula R. Meyer
                                                         -----------------------
                                                             Paula R. Meyer
                                                             Vice President